UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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PARK-OHIO HOLDINGS CORP.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PARK-OHIO HOLDINGS CORP.
6065 Parkland Boulevard
Cleveland, Ohio 44124

 Notice of 2010 Annual Meeting of Shareholders

The 2010 annual meeting of shareholders of Park-Ohio Holdings Corp., an Ohio corporation, will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on Thursday, May 27, 2010, at 10 A.M., Cleveland Time. The purposes of the meeting are:

1. To elect three directors to serve until the 2013 annual meeting of shareholders;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2010; and

3. To act on other matters that are properly brought before the Annual Meeting or any adjournments, postponements or continuations thereof.

The Board of Directors set April 1, 2010 as the record date for the Annual Meeting. This means that owners of Common Stock at the close of business on that date are entitled to (1) receive notice of the Annual Meeting and (2) vote at the Annual Meeting and any adjournments, postponements or continuations of the Annual Meeting.

You are invited to attend the Annual Meeting and urged to mark, sign and return the proxy card in the enclosed envelope, regardless of whether you expect to attend the Annual Meeting. No postage is required if mailed in the United States. Your proxy will not be used if you attend the Annual Meeting and vote in person. If you attend the Annual Meeting, you may be asked to present a valid picture identification.

By Order of the Board of Directors

Robert D. Vilsack
  Secretary

April 23, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 27, 2010: A complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at http://eproxy.pkoh.com.

GENERAL INFORMATION
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PRINCIPAL SHAREHOLDERS
CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION
PENSION BENEFITS FOR 2009
NON-QUALIFIED DEFERRED COMPENSATION FOR 2009
POTENTIAL POST-EMPLOYMENT PAYMENTS
COMPENSATION OF DIRECTORS
PROPOSAL NO. 2 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS
AUDIT COMMITTEE
INDEPENDENT AUDITOR FEE INFORMATION
TRANSACTIONS WITH RELATED PERSONS
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING
ANNUAL REPORT
OTHER MATTERS

PARK-OHIO HOLDINGS CORP.
6065 Parkland Boulevard
Cleveland, Ohio 44124

Proxy Statement for
Annual Meeting of Shareholders
To Be Held On May 27, 2010

GENERAL INFORMATION

The Board of Directors of Park-Ohio Holdings Corp. is furnishing this proxy statement in order to solicit proxies on its behalf to be voted at our 2010 annual meeting of shareholders. The Annual Meeting will be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122 on Thursday, May 27, 2010, at 10 A.M., Cleveland Time, and any and all adjournments, postponements or continuations thereof.

Proxy materials are first being mailed to shareholders on or about April 23, 2010. A shareholder giving a proxy may revoke it, without affecting any vote previously taken, by a later appointment received by us prior to the Annual Meeting or by giving notice to us in writing or in open meeting. Attendance at the Annual Meeting will not in itself revoke a proxy. Shares represented by properly executed proxies will be voted at the Annual Meeting. If a shareholder has specified how the proxy is to be voted with respect to a matter listed on the proxy, it will be voted in accordance with such specifications. If no specification is made, the executed proxy will be voted (1) “FOR” the election of the nominees for directors and (2) “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal year 2010.

The record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting is April 1, 2010. As of April 1, 2010, there were issued and outstanding 11,777,260 shares of our Common Stock, par value $1.00 per share. Each share is entitled to one vote on each matter presented at the Annual Meeting. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Edward F. Crawford and James W. Wert as directors to serve until the 2013 annual meeting of shareholders.

We are not aware of any matters other than those described in this proxy statement that will be presented to the Annual Meeting for action on the part of the shareholders. If any other matters are properly brought before the meeting, of which we did not have notice of on or prior to March 8, 2010, or that applicable law otherwise permits proxies to vote on a discretionary basis, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates thereon in accordance with their best judgment. Abstentions and broker non-votes will be counted as present at the meeting for purposes of determining a quorum, but will not be counted as voting.

The cost of soliciting proxies, including the charges and expenses incurred by brokerage firms and other persons for the forwarding of proxy materials to the beneficial owners of such shares, will be borne by us. Proxies may be solicited by our officers and employees by letter, by telephone or in person. Such individuals will not be additionally compensated but may be reimbursed by us for reasonable out-of-pocket expenses incurred in connection therewith. In addition, we have retained Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, a professional proxy soliciting firm, to assist in the solicitation of proxies and will pay such firm a fee, estimated to be approximately $4,500, plus reimbursement of out-of-pocket expenses.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The authorized number of directors is presently fixed at nine, divided into three classes of three members. The directors of each class are elected for three-year terms so that the term of office of one class of directors expires at each annual meeting. Proxies may only be voted for the nominees identified in the section entitled “Nominees for Election.”

The class of directors to be elected in 2010, who will hold their positions for a term of three years and until the election of their successors, has been fixed at three. Unless otherwise directed, the persons named in the accompanying proxy will vote the proxies received by them (unless authority to vote is withheld) in favor of electing to that class: Patrick V. Auletta, Edward F. Crawford and James W. Wert, all of whom were previously elected as directors by shareholders. If any nominee is not available at the time of election, the proxy holders may vote in their discretion for a substitute or such vacancy may be filled later by the Board. We have no reason to believe any nominee will be unavailable.

During 2009, the Board of Directors continued its search for a suitable candidate for a director to fill the remaining vacancy created by the retirement of Lewis E. Hatch, effective with the 2006 annual meeting of shareholders and whose term expired at the 2008 annual meeting of shareholders. In the interim, Edward F. Crawford, who had been a member of the class of directors whose term expires at our 2011 annual meeting of shareholders, was elected to the Board of Directors as a member of the class of the Board of Directors whose term expires at the Annual Meeting and the Board of Directors continues to search for a suitable candidate for the remaining vacancy in the class of directors whose term expires at our 2011 annual meeting of shareholders.

Vote Required and Recommendation of The Board of Directors

The affirmative vote of a plurality of the shares of Common Stock represented at the Annual Meeting is required to elect Patrick V. Auletta, Edward F. Crawford and James W. Wert as directors to serve until the 2013 annual meeting of shareholders.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” PATRICK V. AULETTA, EDWARD F. CRAWFORD AND JAMES W. WERT.

Biographical Information

Information is set forth below regarding the nominees for election and the directors who will continue in office as directors after the Annual Meeting. The information includes their ages, principal occupations during at least the past five years and other directorships held currently or within the last five years. Also set forth is the date each was first elected as a director.

Also contained in the biographical information below are the qualifications that led the Board to conclude that each director and nominee should serve as a director. Each director and nominee possesses the integrity, judgment and analytical ability to guide the Company. The aforementioned qualities, when viewed in tandem with the attributes and accomplishments of each director and nominee, as reflected below, qualify each director and nominee to serve on the Board.

Nominees for Election
		Principal Occupation
Name	Age	and Other Directorships

Patrick V. Auletta (a,b,d)	59	Director since 2004; President Emeritus of KeyBank National Association (financial services company) since 2005; President of KeyBank National Association from 2001 to 2004; over 35 years of banking experience at KeyBank. Director of Cleveland Clinic Foundation. Mr. Auletta’s extensive experience in finance, the banking industry and general management, including his service as president of an operating company of a publicly-traded corporation, enables him to make significant contributions to the Board, particularly in his capacity as the Chair of the Audit Committee and as our Audit Committee financial expert. He has a broad and deep understanding of financial analysis, the financial reporting system, the challenges involved in developing and maintaining effective internal controls and evaluating risks to the Company.

Edward F. Crawford (a)	70	Director, Chairman and Chief Executive Officer of the Company since 1992 and President from 1997 to 2003. Chairman and Chief Executive Officer of The Crawford Group (a venture capital, management consulting company) since 1964. Mr. Crawford has completed over 18 years of service to the Company as a director and senior officer and has amassed extensive knowledge of the Company’s strategies and operations. In addition, he also brings to the Board his experience in leading a variety of private enterprises for over 40 years. Mr. Matthew Crawford is the son of Mr. Edward Crawford.

James W. Wert (a,b,c,d)	63	Director since 1992 and Vice Chairman since 2002; Chief Executive Officer and President since 2003 and Vice President from 2000 to 2002, Clanco Management Corporation (registered investment advisor); formerly Senior Executive Vice President and Chief Investment Officer of KeyCorp (financial services company) from 1995 to 1996 and Chief Financial Officer of KeyCorp and predecessor companies from 1990 to 1995. Director of Marlin Business Services Corp. For the period 1997-2008; director of Continental Global Group. Mr. Wert has acquired extensive experience handling transactional and investment issues through his experience managing a registered investment adviser and as chief investment officer of a publicly-traded corporation. Through this experience as well as his service on other boards of publicly-traded corporations, he provides important insight and assistance to the Board in the areas of finance, investments and corporate governance. In addition, as one of our longest standing directors, Mr. Wert provides continuity to the Board and has a broad understanding of the strategic and operational issues we face.

Directors Continuing in Office with Term Expiring in 2011
		Principal Occupation
Name	Age	and Other Directorships

Kevin R. Greene (b,d)	51	Director since 1998; Chairman and Chief Executive Officer of KR Group LLC (international investment banking, money management and consulting firm) since 1992; Managing Partner of James Alpha Management LLC (money management company) since 2005; Chairman and Chief Executive Officer of Capital Resource Holdings L.L.C. (pension consultant) from 1999 through 2004; formerly a management consultant with McKinsey & Company (consulting firm). With his background and expertise in finance and money management, Mr. Greene provides the Board with financial and investment expertise, as well as valuable perspective on risk analysis and development and management of effective internal controls.

Dan T. Moore III (c,d)	70	Director since 2003; Chief Executive Officer of Dan T. Moore Co. (a management company overseeing a group of companies performing research and development of advanced materials) since 1969. Director of Invacare Corporation (manufacturer and distributor of home and long-term care medical products) and Hawk Corporation (supplier of friction materials and motorsports components). Mr. Moore brings to the Board his business acumen and operations experience demonstrated over years of managing numerous manufacturing companies. He is a recognized and successful entrepreneur. From this experience, as well as his service on the boards of other publicly-traded corporations, Mr. Moore offers the Board a comprehensive perspective for developing corporate strategies and managing risks of a major publicly-traded corporation.

 a Member, Executive Committee
 b Member, Audit Committee
 c Member, Compensation Committee
 d Member, Nominating and Corporate Governance Committee

Directors Continuing in Office with Term Expiring in 2012
		Principal Occupation
Name	Age	and Other Directorships

Matthew V. Crawford	40	Director since 1997; President and Chief Operating Officer of the Company since 2003; Senior Vice President from 2001 to 2003; Assistant Secretary and Corporate Counsel from February 1995 to 2001; President of The Crawford Group (a venture capital, management consulting company) since 1995. With over 15 years of experience at the Company, Mr. Crawford is intimately familiar with the Company’s capabilities, customers, strategy, position in the industry and with developments within the industry. In addition, he is experienced in operating a number of diversified private companies. Mr. Crawford’s experience, influence and deep knowledge of the Company and its industries provides the Board with the management perspective necessary to successfully oversee the Company and its strategy and business operations. Mr. Edward Crawford is the father of Mr. Matthew Crawford.

A. Malachi Mixon III (d)	69	Director since 2008; Chairman since 1983 and Chief Executive Officer and Director since 1979 of Invacare Corporation (manufacturer and distributor of home and long-term care medical products); director of The Sherwin-Williams Company (manufacturer and distributor of coatings and related products); Chairman of the Board of Directors and Trustees of The Cleveland Clinic Foundation; Board of Advisors of Primus Venture Partners (venture capital investment company). Mr. Mixon, as the senior executive of a publicly-traded corporation, brings 30 years of upper management experience to the Board. Mr. Mixon is experienced in managing domestic and international manufacturing and distribution operations. Through this experience as well as his service on the boards of publicly-traded corporations and a private equity firm, he provides important insight and assistance to the Board in the areas of finance, marketing and corporate governance, which enable him to be a significant contributor to the Board.

Ronna Romney (c,d)	66	Director since 2001; former political and news commentator for radio and television; author; U.S. Senate Candidate for Michigan 1996; former Chair of the President’s Commission for White House Fellowships; former Chairwoman of the President’s Commission for White House Scholars; former Commissioner on the President’s National Advisory Council on Adult Education; Lead Director and Chairwoman of the Corporate Governance and Nominating Committee of Molina Healthcare, Inc. Ms. Romney’s diverse experiences as a lead director for a health care company, her political experience, and her focus on education issues ensure the Board is aware of alternative perspectives in the oversight of the Company.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of our Common Stock by: (i) each person (or group of affiliated persons) known to us to be the beneficial owner of more than five percent of our outstanding Common Stock; (ii) each director or director nominee; (iii) each executive officer named in the Summary Compensation Table on page 16 of this proxy statement individually; and (iv) all directors and executive officers as a group. Unless otherwise indicated, the information is as of March 31, 2010, and the nature of beneficial ownership consists of sole voting and investment power.

	Shares of
	Common Stock		Shares Acquirable	Percent
Name of Beneficial Owner	Currently Owned		Within 60 Days(1)	of Class (%)

Patrick V. Auletta	23,500		—	*
Edward F. Crawford	2,438,360	(a)(c)	25,000	20.9
Matthew V. Crawford	1,196,970	(b)(c)	200,000	11.7
Patrick W. Fogarty	9,425	(d)	21,667	*
Kevin R. Greene	18,500		2,000	*
A. Malachi Mixon III	95,103	(e)	—	*
Dan T. Moore III	22,500		9,500	*
Ronna Romney	28,700		—	*
Jeffrey L. Rutherford	32,500		3,750	*
Robert D. Vilsack	17,891		41,667	*
James W. Wert	156,700		16,300	1.5
Dimensional Fund Advisors LP	777,029	(f)	—	6.6
GAMCO Investors, Inc.	1,350,517	(g)	—	11.5
Directors and executive officers as a group (11 persons)	3,943,048		319,884	35.2

*	Less than one percent.

(1)	Reflects the number of shares that could be purchased by exercise of options vested at March 31, 2010 or within 60 days thereafter.

(a)	The total includes 2,270,857 shares over which Mr. Edward Crawford has sole voting and investment power, 22,500 shares owned by L’Accent de Provence of which Mr. Edward Crawford is President and owner of 25% of its capital stock and over which Mr. Edward Crawford shares voting and investment power, 17,000 shares owned by EFC Properties, Inc. of which Mr. Edward Crawford is the President and has sole voting and investment power, and 9,500 shares owned by Mr. Edward Crawford’s wife as to which Mr. Edward Crawford disclaims beneficial ownership. The total includes 21,402 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of March 31, 2010.

(b)	Total includes 1,099,869 shares over which Mr. Matthew Crawford has sole voting and investment power.

(c)	Total includes an aggregate of 97,101 shares over which Messrs. Edward Crawford and Matthew Crawford have shared voting power and investment power, consisting of: 44,000 shares held by a charitable foundation; 11,700 shares owned by Crawford Container Company; and 41,401 shares owned by First Francis Company, Inc. These 97,101 shares are included in the beneficial ownership amounts reported for both Mr. Edward Crawford and Mr. Matthew Crawford.

(d)	Total includes 885 shares held under the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and Its Subsidiaries as of March 31, 2010.

(e)	All shares have been pledged as security. The total includes 27,499 shares owned by Mr. Mixon’s wife as to which Mr. Mixon disclaims beneficial ownership.

(f)	Based on information set forth on Amendment No. 2 to Schedule 13G as filed with the SEC on February 8, 2010, Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts, or the Funds. Dimensional reported beneficial ownership of 777,029 shares as of December 31, 2009, all of which shares were held by the Funds. Dimensional reported sole voting power with respect to 769,029 of such shares and sole dispositive power over

777,029 shares. Dimensional disclaimed beneficial ownership of all shares. Dimensional is located at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(g)	Based on information set forth on Amendment No. 21 to Schedule 13D as filed with the SEC on March 18, 2009. Total includes 1,009,017 shares held by GAMCO Asset Management Inc., 340,000 shares held by Gabelli Funds, LLC, and 1,500 shares held by MJG Associates, Inc., as of March 18, 2009. GGCP, Inc. is the ultimate parent holding company for the above listed companies, and Mr. Mario J. Gabelli is the majority stockholder, chief executive officer and a director of GGCP, Inc. Each of the foregoing has the sole power to vote or direct the vote and sole power to dispose or direct the disposition of their respective reported shares, except that GAMCO Asset Management Inc. does not have the authority to vote 10,000 of the reported shares. The foregoing companies provide securities and investment related services and have their principal business office at One Corporate Center, Rye, New York 10580.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership of such securities with the SEC. Officers, directors and greater than ten percent beneficial owners are required by applicable regulations to furnish us with copies of all Section 16(a) forms they file.

Based upon our review of the copies of Section 16(a) forms received by us, and upon written representations from reporting persons concerning the necessity of filing a Form 5, we believe that, during 2009, all filing requirements applicable for reporting persons were met, with the exception of Mr. Matthew Crawford who filed a Form 4 on January 5, 2010, reporting the exercise of 50,000 stock options on December 1, 2009.

CERTAIN MATTERS PERTAINING TO THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

Corporate Governance

Director Independence.  The Board believes that there should be a substantial majority of independent directors on the Board. The Board also believes that it is useful and appropriate to have members of management, including the Chief Executive Officer, or CEO, and President, as directors. The current Board members include six independent directors (including two of the nominees).

Each of Messrs. Auletta, Greene, Mixon, Moore, Wert and Ms. Romney is “independent” in accordance with the rules of the Nasdaq Stock Market. The Nasdaq Stock Market independence definition includes a series of objective tests, including that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the Nasdaq Stock Market rules, the Board has made a subjective determination as to each independent director that no relationships exist that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the Board reviewed and discussed information provided by the directors and the Company with regard to each director’s business and personal activities as they may relate to the Company and management.

In addition, as required by the Nasdaq Stock Market rules, the members of the Audit Committee are each “independent” under special standards established by the SEC for members of audit committees. The Audit Committee also includes at least one independent member whom the Board has determined meets the qualifications of an “audit committee financial expert” in accordance with SEC rules. Mr. Auletta is the independent director who has been determined to be an audit committee financial expert. Shareholders should understand that this designation is a disclosure requirement of the SEC related to Mr. Auletta’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Mr. Auletta any duties, obligations or liability that are greater than are generally imposed on him as a member of the Audit Committee and the Board, and his designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board.

Risk Oversight.  The Board is responsible for overseeing the Company’s risk, with reviews of certain areas being conducted by the relevant committees of the Board and directly through senior management reports.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as internal controls and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Compensation Committee assesses and monitors risks relating to our executive compensation policies and practices. The Nominating and Corporate Governance Committee is responsible for overseeing the management of risks related to our governance structure and processes, the independence of the Board and potential conflicts of interest and ensuring compliance with the Code of Business Conduct and Ethics. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

In addition, the Board’s role in our risk oversight process includes receiving regular reports either directly from senior and regional management presentations to the Board or through executive officers at Board meetings on areas of material risk to us, including market-specific, operational, legal, regulatory, competitive and strategic risks.

The procedures described above permit the Board to maintain an awareness of risks that may affect us and ensure the ability of the Board to take any and all appropriate actions to manage risks we face. We also believe that our board leadership structure complements our risk management structure, as it allows our independent directors, through the independent committees, to exercise effective oversight of the actions of management in identifying risks and implementing effective risk management policies and controls.

Leadership Structure.  Our CEO, Mr. Edward Crawford, also serves as our Chairman. The Company has no fixed policy on whether the roles of chairman of the board and chief executive officer should be separate or combined; this decision is based on the best interests of the Company considering the circumstances at the time. The Board recognizes utilizing the expertise of Mr. Crawford contributes to the success of the Company. The diversity of our operating units requires a leader who possesses the detailed and in-depth knowledge of the issues, opportunities and challenges facing those diverse businesses. At this time, the Board believes that Mr. Crawford, based upon his experience in the various industries in which we are positioned, is best qualified to efficiently develop agendas that ensure that the Board’s time and attention are focused on the most critical matters and to execute strategic plans effectively.

Code of Business Conduct and Ethics.  All directors, officers and employees must act ethically at all times and in accordance with the policies comprising our Code of Business Conduct and Ethics. A copy of the code is available, without charge, upon written request to: Secretary, Park-Ohio Holdings Corp., 6065 Parkland Boulevard, Cleveland, Ohio 44124 and is also available on our website at www.pkoh.com. We intend to disclose any amendment to, or waiver from, the Code of Business Conduct and Ethics by posting such amendment or waiver, as applicable, on our website.

Board of Directors and Committees

Board Committees.  The Board currently has, and appoints the members of, Audit, Compensation, Nominating and Corporate Governance and Executive Committees. Each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an independent director in accordance with the rules of the Nasdaq Stock Market.

Audit Committee.  The Audit Committee consists of Messrs. Auletta, Greene and Wert, with Mr. Auletta as its chair. The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent auditors. In 2009, the Audit Committee held four meetings. The Audit Committee has a written charter approved by the Board. The responsibilities and activities of the Audit Committee are described in greater detail in the Audit Committee Charter, which is available on our website at www.pkoh.com.

Compensation Committee.  The Compensation Committee consists of Messrs. Wert and Moore and Ms. Romney, with Ms. Romney as its chair. The Compensation Committee reviews and approves salaries, performance-based incentives and other matters relating to executive compensation, including reviewing and granting equity awards to executive officers. As described in greater detail below under “Compensation Discussion and Analysis,” the Compensation Committee determines the compensation of our executive officers, including our CEO, and directors. With respect to executive officers other than the CEO, the Compensation Committee takes into account the recommendations of the CEO when determining the various elements of their compensation, including the amount and form of such compensation. The Compensation Committee has the sole authority to retain and terminate compensation consultants to assist in the evaluation of executive compensation and the sole authority to approve the fees and other retention terms of any such consultants.

The Compensation Committee also reviews and approves various other compensation policies and matters. The Compensation Committee held three meetings in 2009 and also acted by written consent. The Compensation Committee has not yet adopted a written charter.

Executive Committee.  The Executive Committee consists of Messrs. Auletta, Edward Crawford and Wert, with Mr. Wert as its chair. The Executive Committee may exercise the authority of the Board between Board meetings, except to the extent that the Board has delegated authority to another committee or to other persons and except as limited by Ohio law and our Regulations. The Executive Committee held no meetings in 2009.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee consists of Messrs. Auletta, Greene, Mixon, Moore and Wert and Ms. Romney, with Mr. Wert as its chair, and consists of all of our independent directors, in accordance with the rules of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board from time to time the appropriate skills and characteristics required of Board members in the context of the current size and make-up of the Board. This assessment includes issues of diversity in numerous factors such as: age; understanding of and achievements in manufacturing, technology, finance and marketing; and international experience and culture. These factors, and any other qualifications considered useful by the Nominating and Corporate Governance Committee, are reviewed in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board may change from time to time to take into account changes in business and other trends and the portfolio of skills and experience of current and prospective Board members. Therefore, while focused on the achievement and the ability of potential candidates to make a positive contribution with respect to such factors, the Nominating and Corporate Governance Committee has not established any specific minimum criteria or qualifications that a nominee must possess. The Nominating and Corporate Governance Committee establishes procedures for the nomination process, recommends candidates for election to the Board and also nominates officers for election by the Board. The Nominating and Corporate Governance Committee has not yet adopted a written charter but operates under a resolution regarding the nomination process.

Consideration of new Board nominee candidates typically involves a series of internal discussions, review of information concerning candidates and interviews with selected candidates. In general, candidates for nomination to the Board are suggested by Board members or by employees. The Nominating and Corporate Governance Committee will consider candidates proposed by shareholders and evaluates these candidates proposed by shareholders using the same criteria as for other candidates. Any shareholder nominations proposed for consideration by the Nominating and Corporate Governance Committee should include (1) complete information as to the identity and qualifications of the proposed nominee, including name, address, present and prior business and/or professional affiliations, education and experience and particular fields of expertise, (2) an indication of the nominee’s consent to serve as a director if elected, and (3) the reasons why, in the opinion of the recommending shareholder, the proposed nominee is qualified and suited to be a director, and should be addressed to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

The Nominating and Corporate Governance Committee reviews and reports to the Board on a periodic basis with regard to matters of corporate governance. The Nominating and Corporate Governance Committee also reviews and assesses the effectiveness of the Board’s Code of Business Conduct and Ethics and recommends to the Board proposed revisions to the Code. In addition, the Nominating and Corporate Governance Committee reviews shareholder proposals and makes recommendations to the Board for action on such proposals. The members of the Nominating and Corporate Governance Committee met twice and acted by written consent in 2009.

Attendance at Board, Committee and Annual Shareholders’ Meetings.  The Board held four meetings in 2009. All directors are expected to attend each meeting of the Board and the committees on which he or she serves. In 2009, no director attended less than 75% of the meetings of the Board and the committees on which he or she served. Directors are expected to attend the Annual Meeting, and all directors attended the 2009 annual meeting of shareholders.

Shareholder Communications

The Board believes that it is important for shareholders to have a process to send communications to the Board. Accordingly, shareholders who wish to communicate with the Board of Directors or a particular director may do so by sending a letter to our Secretary at 6065 Parkland Boulevard, Cleveland, Ohio 44124. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” All such letters must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Company Affiliations with the Board of Directors

Mr. Mixon currently serves as Chief Executive Officer and Chairman of the Board of Invacare Corporation. In the ordinary course of business, we sell parts to Invacare Corporation and its subsidiaries. Total sales to Invacare Corporation during 2009 were approximately $8.6 million.

In concluding the independence of Mr. Mixon, the Board of Directors determined that since the sales were made in the ordinary course of business and that the sales did not constitute a material portion of our total net sales, the sales transactions did not create a material relationship or impair the independence of Mr. Mixon.

Compensation Committee Interlocks and Insider Participation

Members of the Compensation Committee during 2009 were Messrs. Moore and Wert and Ms. Romney. No current or former officer or employee of ours served on the Compensation Committee during 2009.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Philosophy and Objectives

Our compensation program is designed to recognize the level of responsibility of an executive within our Company, taking into account the named executive officer’s role and expected leadership within our organization, and to encourage decisions and actions that have a positive impact on our overall performance.

Our compensation philosophy is based upon the following objectives:

•	to reinforce key business strategies and objectives;

•	to reward our executives for their outstanding performance and business results;

•	to emphasize the enhancement of shareholder value;

•	to value the executive’s unique skills and competencies;

•	to attract, retain and motivate qualified executives; and

•	to provide a competitive compensation structure.

Overview

The Compensation Committee of the Board of Directors administers our compensation program. The Compensation Committee is responsible for reviewing and approving base salaries, bonuses and equity incentive awards for all named executive officers. Typically, our CEO makes compensation recommendations to the Compensation Committee with respect to decisions concerning named executive officers other than himself. Our compensation program recognizes the importance of ensuring that discretion is provided to the Compensation Committee and CEO in determining compensation levels and awards. With respect to our CEO, the Compensation Committee makes its decisions in executive session.

The Compensation Committee has engaged compensation consultants on a periodic basis to help evaluate our compensation program and to help select appropriate market data for compensation and benchmarking. The Compensation Committee also may consider a variety of data sources and information related to market practices for companies similar to ours. The last comprehensive review conducted by an outside firm was in 2006 by Towers Watson. We have in the past used, and continue to use, Towers Watson for actuarial-related services in connection with our retirement plans.

In the past, the Compensation Committee has considered medians for total compensation from the market survey and peer group data from the 2006 Towers Watson review for comparable positions in determining the base salary, bonus, equity components, and benefit package for our CEO and our President and Chief Operating Officer, or COO. However, actual compensation can vary widely, either above or below these medians, based on Company and individual performance, scope of responsibilities, competencies and experience. For 2009, specific medians for total compensation for comparable positions were not considered by the Compensation Committee.

With respect to our other named executive officers, the Compensation Committee does not aim for a level of compensation that falls within a specific range of market survey or peer group data. Instead, the Compensation Committee considers many factors in exercising its judgment and discretion in making compensation decisions. Other factors the Compensation Committee considers when making individual compensation decisions are described under “Compensation Components” below.

As a result of the global economic downturn in late 2008 and 2009 and the impact on our sales and earnings, the Compensation Committee implemented the following actions for 2009:

•	salaries for our named executive officers were reduced by 10% in March 2009;

•	annual bonus awards to Messrs. Matthew Crawford, Rutherford, Vilsack, and Fogarty were suspended; and

•	Company contributions under the 401(k) Plan were suspended in March 2009.

The Compensation Committee believes that the foregoing actions are consistent with our philosophy and objectives.

Compensation Components

Our compensation program has three primary components consisting of a base salary, an annual cash bonus, whether discretionary or pursuant to our Annual Cash Bonus Plan, which we refer to as the Bonus Plan, and equity awards granted pursuant to our Amended and Restated 1998 Long-Term Incentive Plan, which we refer to as the 1998 Plan. In addition, we also offer our named executive officers basic retirement savings opportunities, participation in a deferred compensation plan, health and welfare benefits and perquisites that supplement the three primary components of compensation. Beginning in 2008, our compensation program included a non-qualified defined benefit plan, or DB Plan, and a non-qualified defined contribution plan, or DC Plan, for our CEO.

We view these various components of compensation as related but distinct. Although our Compensation Committee does review total compensation, we do not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components. The appropriate level for each compensation component is based in part, but not entirely, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid-out compensation, between cash and non-cash compensation or among different forms of non-cash compensation.

Base Salary

We pay base salaries to recognize each named executive officer’s unique value and skills, competencies and experience in light of the executive’s position. Base salaries, including any annual or other adjustments, for our named executive officers, other than our CEO, are determined after taking into account recommendations by our CEO. Base salaries for all named executive officers are determined by the Compensation Committee after considering a variety of factors such as a subjective assessment of the nature and scope of the named executive officer’s position, the named executive officer’s unique value and historical contributions, historical increases, internal equitable considerations, and the experience and length of service of the named executive officer.

For 2009, the Compensation Committee, after considering recommendations from our CEO, and after taking into account the current economic and business conditions and our financial performance for 2008 and 2009, reduced our named executive officers’ 2008 base salaries by 10% commencing March 1, 2009.

For 2010, the Compensation Committee, after considering recommendations from our CEO, and after taking into account improved economic and business conditions, reinstated our named executive officers’ base salaries to the 2008 levels (Messrs. Edward Crawford, $750,000; Rutherford, $340,000; Matthew Crawford, $400,000; Vilsack, $260,000; and Fogarty $240,000) effective April 1, 2010.

Annual Bonus

Annual bonuses are used to reward our named executive officers for achieving key financial and operational objectives, to motivate certain desired individual behaviors and to reward superior individual achievements. Bonus awards for our named executive officers, other than for our CEO, are determined by the Compensation Committee after taking into account recommendations by our CEO. The annual bonus awards, other than for our CEO, are fully discretionary and are based on subjective criteria, which may include:

•	our overall financial performance;

•	individual expertise, contribution, and performance;

•	overall leadership; and

•	other factors that are critical to driving long-term value for shareholders.

The Compensation Committee, after considering recommendations from our CEO, and after taking into account the current economic and business conditions and our overall financial performance for 2009, determined that no bonus awards would be made to our other named executive officers for 2009.

We have established the Bonus Plan, which was approved by our shareholders, for our CEO and any other named executive officer selected by the Compensation Committee to participate in the Bonus Plan. The Bonus Plan includes a set of performance measures that can be used to establish the bonus award. Under the Bonus Plan, our CEO or any other selected named executive officer is eligible to receive an annual cash bonus depending on the performance of our Company against specific performance measures established by the Compensation Committee before the end of the first quarter of each year. For 2009, only our CEO participated in the Bonus Plan, and the Compensation Committee determined that our CEO was entitled to a bonus award equal to 4% of our consolidated adjusted income before income taxes (adjusted for special charges such as impairment and restructuring charges). The Compensation Committee believes income before income taxes, as adjusted, is an appropriate measure of our core operating performance, and directly links our CEO’s annual bonus award to our profitability. Under the Bonus Plan, the Compensation Committee is authorized to exercise negative discretion and reduce our CEO’s award.

For 2009, our consolidated adjusted income before income taxes was a loss, and therefore, our CEO was not entitled to a bonus award under the Bonus Plan. The Compensation Committee has established that the performance measure for our CEO under the Bonus Plan for 2010 will be 4% of our consolidated adjusted income before income taxes (adjusted for special charges).

Equity Compensation

We use the grant of equity awards under our 1998 Plan to provide long-term incentive compensation opportunities, intended to align the named executive officers’ interests with those of our shareholders, and to attract and retain executive officers.

Our Compensation Committee administers our 1998 Plan. Historically, the Compensation Committee has granted options and restricted shares under our 1998 Plan, but awards also can be made in the form of performance shares, restricted share units, or performance units, stock appreciation rights and stock awards. There is no set formula for the granting of equity awards to named executive officers. Other than for grants of equity awards to our CEO, the Compensation Committee typically considers recommendations from our CEO when considering decisions regarding the grant of equity awards to named executive officers. The Compensation Committee grants equity awards based on its subjective judgment and discretion, and may consider a number of criteria, including the relative rank of the named executive officer, total compensation levels, and the named executive officer’s historical and ongoing contributions to our success based on subjective criteria. Because the Compensation Committee and the CEO in their discretion may consider such factors as they deem relevant in determining the named executive officer’s overall equity award, other factors may cause the award in any given year to differ from historical amounts.

We do not have any program, plan or obligation that requires us to grant equity awards on specific dates. We have not made equity grants in connection with the release or withholding of material, non-public information. Options granted under our 1998 Plan have exercise prices equal to the closing market price of our Common Stock on the day of the grant.

In light of the restricted share awards made in 2006 to our CEO and COO, no equity awards were made to either of them in 2007 or 2008.

For 2009, the Compensation Committee approved a restricted share award for our CEO in the amount of 275,000 shares. These restricted shares vest one-third each year over three years. In determining the value of the equity award, the Compensation Committee took into account:

•	the vesting of the 2006 restricted share award;

•	shares available for grant under the 1998 Plan;

•	our CEO’s voluntary waiver of his right to receive $600,000 of his 2008 bonus award; and

•	the total compensation level for our CEO in 2008 and 2009.

For 2009, the Compensation Committee approved restricted share awards for Messrs. Matthew Crawford, Rutherford, Vilsack, and Fogarty in the amounts of 40,000, 25,000, 25,000, and 25,000 shares, respectively. The Compensation Committee did not perform a qualitative or quantitative analysis, but instead used its subjective judgment and discretion in determining the value of the equity awards. Restricted shares were utilized over stock options because restricted shares serve to reward and retain executives and foster stock ownership. In exercising its judgment and discretion, the Compensation Committee was influenced by recommendations from our CEO and motivated by its desire to award each named executive officer the minimum equity value necessary to achieve shareholder alignment and attraction, retention and motivation objectives of our compensation program. The Compensation Committee’s review and consideration of each of the named executive officer’s equity grants were of a general nature, rather than identifying and focusing on each individual’s performance relative to specific tasks, projects or accomplishments or distinguishable qualitative performance goals. The Compensation Committee did not otherwise take into account any specific performance, criteria or achievements relative to qualitative performance goals when making its equity compensation decisions for 2009. In granting the 2009 restricted share awards, the Compensation Committee also considered:

•	total compensation levels for each named executive officer in 2008 and 2009;

•	the value provided by restricted shares in lieu of stock options;

•	the value and size of historical grants;

•	how much value was created by the historical grants; and

•	shares available for grant under the 1998 Plan.

The restricted share awards for Messrs. Matthew Crawford, Rutherford, Vilsack, and Fogarty vest one year from the date of grant. Information about equity awards granted in 2009 to our CEO and our other named executive officers is contained in the “2009 Grants of Plan-Based Awards” table.

Retirement Benefits

Our Individual Account Retirement Plan, or 401(k) Plan, is a tax-qualified retirement savings plan that permits our employees, including our named executive officers, to defer a portion of their annual salary to the 401(k) Plan on a before-tax basis. Our named executive officers participate in the 401(k) Plan on the same basis as all other salaried employees whereby we annually contribute 2% of their salary into the 401(k) Plan on their behalf, subject to Internal Revenue Code limitations. Effective March 1, 2009, the Compensation Committee, after considering recommendations from our CEO, and after taking into account economic and business conditions and our financial performance for 2008 and 2009, suspended the 2% contribution for our named executive officers. Our named executive officers vest in the Company contributions ratably over six years of employment service, at which time they are 100% vested.

In 2008, the Compensation Committee established the DC Plan and the DB Plan for our CEO, which is described under “Pension Benefits” and “Non-Qualified Deferred Compensation” below. These retirement benefits are intended to reward our CEO for his past service to us and, to recognize, over the long term, future service to us.

Deferred Compensation

The Company maintains a non-qualified deferred compensation plan, which we refer to as the 2005 Supplemental Defined Contribution Plan, or 2005 Plan, that allows certain employees, including our named executive officers, to defer a percentage of their salary, to be paid at a time specified by the participant and consistent with the terms of the plan. We do not provide any matching contributions to the non-qualified deferred compensation plan. We do not pay above-market interest rates or provide preferential earnings. For 2009, only Mr. Vilsack participated in the 2005 Plan.

Termination-Related Payments

All of our named executive officers are employees-at-will and, as such, do not have employment agreements with us. Therefore, we are not obligated to provide any post-employment compensation or benefits. However, upon a change of control, as defined in the 1998 Plan, all unvested stock option grants become fully exercisable, all outstanding restricted share grants fully vest, and our CEO becomes 100% vested in his benefit under the DB Plan, regardless of years of service.

Other Benefits

We also provide other benefits to our named executive officers that we consider necessary in order to offer fully-competitive opportunities to attract and retain our named executive officers. These benefits include life insurance, Company cars or car allowances, executive physicals, and club dues. Named executive officers are eligible to participate in all of our employee benefit plans, such as the 401(k) Plan and medical, dental, group life, disability and accidental death and dismemberment insurance, in each case on the same basis as other employees.

Limitations on Deductibility of Compensation

As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to a company’s CEO and certain other named executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The Compensation Committee believes that it is generally in our best interest to attempt to structure performance-based compensation, including annual bonuses, to named executive officers who may be subject to Section 162(m) in a manner that satisfies the statute’s requirements. However, the Compensation Committee also recognizes the need to retain flexibility to make compensation decisions that may not meet Section 162(m) standards when necessary to enable us to meet our overall objectives, even if we may not deduct all of the compensation. Accordingly, the Compensation Committee has expressly reserved the authority to award non-deductible compensation in appropriate circumstances.

We are not obligated to offset any income taxes due on any compensation or benefits, including, income or excise taxes due on any income from accelerated vesting of outstanding equity grants. To the extent any such amounts are considered “excess parachute payments” under Section 280G of the Internal Revenue Code and thus not deductible by us, the Compensation Committee is aware of that possibility and has decided to accept the cost of that lost deduction. However, the Compensation Committee has not thought it necessary for us to take on the additional cost of reimbursing executives for any taxes generated by the vesting accelerations.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the year ended December 31, 2009.

Ronna Romney, Chair
Dan T. Moore III
James W. Wert

INFORMATION REGARDING CURRENT YEAR’S COMPENSATION/GRANTS

The following table sets forth for fiscal 2009, 2008, and 2007, all compensation earned by the individuals who served as our CEO and Chief Financial Officer during fiscal 2009, and by our three highest paid employees serving as other executive officers as of the end of 2009, whom we refer to collectively as our named executive officers.

Summary Compensation Table for 2009

							Change in
							Pension Value
							and
							Nonqualified
						Non-Equity	Deferred	All Other
				Stock	Option	Incentive Plan	Compensation	Compen-
		Salary	Bonus	Awards	Awards	Compensation	Earnings	sation	Total
Name and Principal Position	Year	($)(1)	($)	($)(2)	($)	($)(3)	($)(4)	($)(5)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Edward F. Crawford	2009	687,500	0	959,750	0	0	85,534	466,258	2,199,042
Chairman of the Board and	2008	750,000	0	0	0	876,000	2,398,804	458,536	4,483,340
Chief Executive Officer	2007	750,000	0	0	0	1,246,920	0	81,446	2,078,366
Jeffrey L. Rutherford(6)	2009	311,666	0	87,250	0	0	0	9,342	408,258
Vice President and Chief Financial Officer	2008	166,700	0	100,500	108,450	0	0	4,121	379,771
Matthew V. Crawford	2009	366,666	0	139,600	0	0	0	37,167	543,433
President and	2008	400,000	0	0	0	0	0	34,269	434,269
Chief Operating Officer	2007	350,000	250,000	0	0	0	0	30,123	630,123
Robert D. Vilsack	2009	238,333	0	87,250	0	0	0	28,951	354,534
Secretary and	2008	260,000	0	0	82,400	0	0	31,605	374,005
General Counsel	2007	240,000	160,000	0	116,000	0	0	17,268	533,268
Patrick W. Fogarty	2009	220,000	0	87,250	0	0	0	19,111	326,361
Director of Corporate	2008	240,000	0	0	82,400	0	0	21,813	344,213
Development	2007	230,000	115,000	0	116,000	0	0	21,793	482,793

(1)	The amounts in this column represent salary actually paid for 2009. Effective March 1, 2009 salaries for our named executive officers were reduced by 10% to the following: Messrs. Edward Crawford, $675,000; Rutherford, $306,000; Matthew Crawford, $360,000; Vilsack, $234,000; and Fogarty, $216,000.

(2)	The amounts in this column represent the grant date fair value for awards of restricted shares or restricted share units, in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. The 2008 grant to Mr. Rutherford will vest one-fourth each year over four years, the 2009 grant to Mr. Edward Crawford will vest one-third each year over three years, and the 2009 grants to Messrs. Rutherford, Matthew Crawford, Vilsack, and Fogarty will vest in one year.

(3)	For 2009, Mr. Edward Crawford was entitled to a cash bonus under the Bonus Plan equal to 4% of our consolidated adjusted income before income taxes. For 2009, our consolidated adjusted income before income taxes was a loss and, therefore, Mr. Edward Crawford was not entitled to a cash bonus under the Bonus Plan. For 2008, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. For 2008, Mr. Edward Crawford earned a cash bonus in the amount of $876,000, but waived his right to receive $600,000 of this amount.

(4)	The amount listed in this column for 2009 consists of the aggregate change in the actuarial present value of the non-qualified defined benefit under the DB Plan, as described in more detail in the “Pension Benefits for 2009” section.

(5)	The amounts disclosed in this column for 2009 include life insurance premiums for Messrs. Edward Crawford ($55,773), Rutherford ($942), Matthew Crawford ($852), Vilsack ($942), and Fogarty ($942); use of a Company car for Messrs. Edward Crawford ($2,750) and Matthew Crawford ($3,300), car allowances for Messrs. Rutherford ($8,400), Vilsack ($8,400), and Fogarty ($8,400); club memberships for Messrs. Edward Crawford ($30,235), Matthew Crawford ($31,682), Vilsack ($18,742), and Fogarty ($8,969); contributions to the 401(k) Plan for Messrs. Edward Crawford ($2,500), Matthew Crawford ($1,333), Vilsack ($867), and Fogarty ($800); and contributions to the DC Plan for Mr. Edward Crawford ($375,000).

(6)	Mr. Rutherford joined us on July 7, 2008.

2009 Grants of Plan-Based Awards

The following table sets forth the restricted share grants and Bonus Plan award granted in 2009.

			All Other
		Estimated	Stock
		Possible Payouts	Awards:	Grant Date
		Under Non-Equity	Number of	Fair Value
		Incentive	Shares of	of Stock
		Plan Awards	Stock or	and Option
	Grant	Target	Units	Awards
Name	Date	($)(1)	(#)(2)	($)(3)

Edward F. Crawford	03/13/2009		275,000	959,750
Jeffrey L. Rutherford	03/13/2009		25,000	87,250
Matthew V. Crawford	03/13/2009		40,000	139,600
Robert D. Vilsack	03/13/2009		25,000	87,250
Patrick W. Fogarty	03/13/2009		25,000	87,250

(1)	For 2009, Mr. Edward Crawford was entitled to a cash bonus equal to 4% of our consolidated adjusted income before income taxes under the Bonus Plan. Accordingly, there is no threshold, target or maximum award amount, except that such award is limited to a maximum of $3.0 million under the terms of the Bonus Plan. For 2009, our consolidated adjusted income before income taxes was a loss and, therefore, Mr. Edward Crawford was not entitled to a cash bonus under the Bonus Plan.

(2)	The amounts in this column are the number of restricted shares granted in 2009. The restricted shares vest one-third each year over three years for Mr. Edward Crawford and vest one year from grant date for Messrs. Matthew Crawford, Rutherford, Vilsack, and Fogarty.

(3)	The amounts in this column represent the grant date fair value of the restricted shares calculated in accordance with ASC 718.

For 2009, base salary was 31% of total compensation in the Summary Compensation Table for Mr. Edward Crawford; 67% for Mr. Matthew Crawford; 76% for Mr. Rutherford; 67% for Mr. Vilsack, and 67% for Mr. Fogarty.

None of the named executive officers has an employment agreement with us.

Outstanding Equity Awards at 2009 Fiscal Year-End

		Option Awards				Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option		Stock That	Stock That
		Options	Options	Exercise	Option	Have Not	Have Not
		Exercisable	Unexercisable	Price	Expiration	Vested	Vested
Name	Grant Date	(#)	(#)	($)	Date	(#)	($)(1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Edward F. Crawford	05/02/2005	25,000	0	14.90	05/02/2015
	03/13/2009					275,000 (2)	1,553,750
Jeffrey L. Rutherford	07/09/2008	3,750	11,250 (3)	13.40	07/09/2018
	07/09/2008					5,625 (4)	31,781
	03/13/2009					25,000 (5)	141,250
Matthew V. Crawford	11/30/2001	175,000	0	1.91	11/30/2011
	05/02/2005	25,000	0	14.90	05/02/2015
	09/12/2006					60,000 (6)	339,000
	03/13/2009					40,000 (5)	226,000
Robert D. Vilsack	03/10/2003	10,000	0	3.34	03/10/2013
	05/21/2003	10,000	0	4.40	05/21/2013
	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	6,666	3,334 (7)	20.00	04/12/2017
	05/20/2008	3,334	6,666 (7)	15.61	05/20/2018
	03/13/2009					25,000 (5)	141,250
Patrick W. Fogarty	05/02/2005	5,000	0	14.90	05/02/2015
	04/12/2007	6,666	3,334 (7)	20.00	04/12/2017
	05/20/2008	3,334	6,666 (7)	15.61	05/20/2018
	03/13/2009					25,000 (5)	141,250

(1)	These amounts are based on the closing market price of our Common Stock of $5.65 per share on December 31, 2009.

(2)	These restricted shares vest one-third each year over a three-year period beginning on the first anniversary of the grant date.

(3)	These stock options become exercisable one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

(4)	These restricted shares vest one-fourth each year over a four-year period beginning on the first anniversary of the grant date.

(5)	These restricted shares vest one year from the grant date.

(6)	These restricted shares vest one-fifth each year over a five-year period beginning on the first anniversary of the grant date.

(7)	These stock options become exercisable one-third each year over a three-year period beginning on the first anniversary of the grant date.

2009 Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
(a)	(b)	(c)	(d)	(e)

Edward F. Crawford	0		58,334	481,255
	300,000	0 (3)
Jeffrey L. Rutherford	0		1,875	5,250
Matthew V. Crawford			30,000	247,500
	50,000	0 (3)
	50,000	117,000
Robert D. Vilsack	0		0
Patrick W. Fogarty	0		0

(1)	These amounts represent the difference between the exercise price and the closing market price of our Common Stock on the date of exercise.

(2)	These amounts are based on the closing market price of our Common Stock on the day on which the restricted shares vested.

(3)	On the date of exercise, the exercise price was higher than the closing market price of our Common Stock.

PENSION BENEFITS FOR 2009

The following table sets forth information with respect to our DB Plan, as of December 31, 2009.

		Number of Years	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service(1)(#)	Benefit ($)(2)	Last Fiscal Year ($)

Edward F. Crawford	DB Plan	15	2,484,338	0

(1)	The DB Plan was adopted by us in January 2008; therefore, the years of credited service represent prior years of service, but not all of the actual years of service. Upon establishment of the DB Plan, 13 years of Mr. Edward Crawford’s prior service were recognized and credited under the DB Plan.

(2)	Represents the actuarial present value of the vested accrued benefits as of December 31, 2009 payable at age 71 in single-life annuity form, with a 6.00% discount rate and using the RP2000 White Collar Male mortality table.

The DB Plan provides Mr. Edward Crawford with an annual retirement benefit of up to $375,000 upon his termination of employment with us, for his life, as defined in the DB Plan. The annual benefit that he actually receives depends on his years of credited service as of his termination of employment. If he has 20 or more years of credited service, he will receive the full $375,000 annual benefit. Prior to 20 years of credited service, the accrued benefit equals $375,000 multiplied by the ratio of years of credited service to 20 years. If he dies while employed or before the first day of the month following his termination of employment, his spouse is entitled to receive an amount equal to 50% of the amount he would have been entitled to receive on the date of his death, payable semi-annually for the life of his spouse. In the event of a change in control of the Company, the full $375,000 annual benefit is payable, regardless of service.

No other named executive officer participated in a pension plan during 2009.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2009

The following table sets forth information with respect to the DC Plan and our 2005 Plan, as of December 31, 2009.

		Executive	Registrant	Aggregate	Aggregate
		Contributions	Contributions	Earnings	Withdrawals/	Aggregate Balance at
	Plan	in 2009	in 2009	in 2009	Distributions	December 31, 2009
Name	Name	$	$	$(1)	$	$

Edward F. Crawford	DC Plan	0	375,000 (2)	908	0	659,116
Robert D. Vilsack	2005 Plan	4,202 (3)	0	141	0	4,343

(1)	The Aggregate Earnings are not “above-market or preferential earnings” and, therefore, are not reported in the Summary Compensation Table.

(2)	Consists of contributions made in 2009 by us and credited to Mr. Edward Crawford’s account. This amount was also included in the “All Other Compensation” column in the Summary Compensation Table.

(3)	Consists of contributions made in 2009 by Mr. Vilsack.

The DC Plan provides our CEO with an aggregate annual credit of $375,000, or DC Benefit, during the seven-year period beginning on January 1, 2008 and ending on December 31, 2014. The DC Benefit is credited to an account on our books for our CEO, provided he has not had a termination of employment with the Company, as defined in the DC Plan. Our CEO’s account is adjusted for any positive or negative investment results from phantom investment alternatives selected by him. These phantom investment alternatives track actual market investments and are similar to the investment alternatives offered under our 401(k) Plan. We do not provide above-market or preferential earnings on the amounts credited under the DC Plan. We contribute to a grantor trust in order to provide a source of funds for the benefits under the DC Plan. Our CEO is at all times 100% vested in the DC Benefit and any earnings thereon. The amount credited under the DC Plan for our CEO will be paid upon his termination of employment.

Our 2005 Plan is a non-qualified deferred compensation plan for certain key employees, including our named executive officers. Under the 2005 Plan, eligible participants can defer up to 100% of their base salary and 100% of their cash bonus for pre-tax savings opportunities. The investment options available to the participant are the same investment options offered under our 401(k) Plan. Participants’ contributions and earnings are always 100% vested. Distributions under the 2005 Plan may be made only upon a Separation of Service (as defined in the 2005 Plan), disability, or hardship. Distributions are paid in a lump sum or in annual installments over a maximum of 10 years.

No other named executive officers participated in a non-qualified deferred compensation plan during 2009.

POTENTIAL POST-EMPLOYMENT PAYMENTS

Upon termination of employment for any reason, no severance benefits are payable to any of the named executive officers.

Upon the death, disability, or retirement of a named executive officer, all restricted share grants fully vest and all unvested stock options become immediately exercisable under the 1998 Plan, and under the DB Plan, certain benefits are immediately recognized. The value of these vesting accelerations and benefits for the named executive officers, as if a death, disability or retirement had occurred on December 31, 2009, would be as follows:

	Death	Disability	Retirement
Name	$(1)	$(2)	$(3)

Edward F. Crawford	2,954,417	1,553,750	4,038,088
Jeffrey L. Rutherford	173,031	173,031	173,031
Matthew V. Crawford	565,000	565,000	565,000
Robert D. Vilsack	141,250	141,250	141,250
Patrick W. Fogarty	141,250	141,250	141,250

(1)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $5.65 of our Common Stock on December 31, 2009. For Mr. Edward Crawford, this amount includes the actuarial present value of 50%

of the vested accrued non-qualified pension benefit as a lifetime annuity to his surviving spouse under the DB Plan of $1,400,667.

(2)	This amounts represents the vesting of previously unvested restricted shares valued at the closing market price of $5.65 of our Common Stock on December 31, 2009.

(3)	This amount includes the vesting of previously unvested restricted shares valued at the closing market price of $5.65 of our Common Stock on December 31, 2009. For Mr. Edward Crawford, this amount includes the actuarial present value of the vested accrued non-qualified pension benefit as a lifetime annuity under the DB Plan of $2,484,338.

Under the 1998 Plan, upon a change of control, all restricted share grants fully vest and all unvested stock options become immediately exercisable. Under the DB Plan, upon a change of control of the Company, all pension benefits fully vest. The value of these vesting accelerations for the named executive officers, as if a change of control had occurred on December 31, 2009, would be as follows:

		Stock	Restricted
	DB Plan Early	Options	Shares	Total
Name	Vesting($)	($)	($)(1)	($)

Edward F. Crawford	3,312,450	0	1,553,750	4,866,200
Jeffrey L. Rutherford	0	0	173,031	173,031
Matthew V. Crawford	0	0	565,000	565,000
Robert D. Vilsack	0	0	141,250	141,250
Patrick W. Fogarty	0	0	141,250	141,250

(1)	This amount represents the vesting of previously unvested restricted shares valued at the closing market price of $5.65 of our Common Stock on December 31, 2009.

No cash payments or other benefits are due the named executive officers upon a change of control, as defined in the 1998 Plan. A change of control is generally defined in the 1998 Plan and DB Plan as: (i) our corporate reorganization or a sale of substantially all of our assets with the result that the shareholders prior to the reorganization or sale afterwards hold less than a majority of our voting stock; (ii) any person (other than Mr. Edward Crawford) becoming the beneficial owner of 20% or more of the combined voting power of our outstanding securities; (iii) we enter into an agreement pursuant to which a change in control of our voting stock will occur; and (iv) a change in the majority of our Board of Directors.

COMPENSATION OF DIRECTORS

We compensate non-employee directors for serving on our Board of Directors and reimburse them for expenses incurred in connection with Board and committee meetings. During 2009, each non-employee director earned, as an annual retainer, $20,000 and was granted 10,000 restricted shares. The restricted shares were granted in accordance with the 1998 Plan. The non-employee directors also received $4,000 for each Board meeting attended in-person or $1,000 for each Board meeting attended telephonically. The Compensation and Audit Committee Chairpersons each received a $5,000 committee retainer fee.

	Fees
	Earned or
	Paid in	Stock
	Cash	Awards	Total
Name	($)	($)(1)	($)

Patrick V. Auletta	46,000	37,400	83,400
Kevin R. Greene	37,000	37,400	74,400
A Malachi Mixon III	37,000	37,400	74,400
Dan T. Moore III	38,000	37,400	75,400
Ronna Romney	45,000	37,400	82,400
James W. Wert	43,000	37,400	80,400

(1)	The amounts in this column represent the grant date fair value for awards of restricted shares, in accordance with ASC 718. The restricted shares vest one year from the date of grant. As of December 31, 2009, each Director in the table held 10,000 shares subject to restriction and the following Directors held options to purchase the following shares: Mr. Greene, 2,000 shares; Mr. Moore, 9,500 shares; and Mr. Wert 16,300.

In 2009, we established a 2009 Director Supplemental Defined Contribution Plan, or Director DC Plan, which is a non-qualified deferred compensation plan for our Directors. Under the Director DC Plan, eligible Directors can defer up to 100% of their cash retainer, attendance fees, and/or restricted share units for pre-tax savings opportunities. The investment options available to the eligible Directors are the same investment options offered under our 401(k) Plan. Eligible Directors’ contributions and earnings are always 100% vested. Distributions under the Director DC Plan may be made only upon a Separation of Service (as defined in the Director DC Plan). Distributions are paid in a lump sum or in annual installments over a maximum of 10 years. We do not pay above-market interest rates or provide preferential earnings.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed Ernst & Young LLP our independent auditors to examine our financial statements and our subsidiaries’ for the fiscal year ending December 31, 2010. During fiscal year 2009, Ernst & Young LLP examined our financial statements and our subsidiaries, including those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. The Board of Directors recommends ratification of the appointment of Ernst & Young LLP.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and have an opportunity to make a statement at the Annual Meeting, if they so desire, and will be available to respond to appropriate shareholders’ questions.

Although shareholder approval of this appointment is not required by law or binding on the Audit Committee, the Audit Committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of Ernst & Young LLP as our independent auditors, the Audit Committee will consider this vote in determining whether or not to continue the engagement of Ernst & Young LLP.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THIS APPOINTMENT.

AUDIT COMMITTEE

Audit Committee Report

The Audit Committee oversees our accounting and financial reporting processes and the audits of financial statements. The Audit Committee selects our independent auditors. The Audit Committee is composed of three directors, each of whom is independent as defined under the rules of the Nasdaq Stock Market and SEC rules. Currently, the Audit Committee is composed of Messrs. Auletta, Greene and Wert. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for our internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the Audit Committee met with management and Ernst & Young LLP to review and discuss the audited consolidated financial statements for the year ended December 31, 2009. The Audit Committee discussed with Ernst & Young LLP its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from management and has considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the overall scope and plans for their respective audits, the results of audit examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

Patrick V. Auletta, Chair
Kevin R. Greene
James W. Wert

INDEPENDENT AUDITOR FEE INFORMATION

The following table presents fees for services rendered by Ernst & Young LLP in each of the last two fiscal years:

	2008	2009

Audit fees	$1,136,000	$965,000
Audit-related fees	$75,000	$75,000
Tax fees	$100,810	$52,210
All other fees	$0	$0

	$1,311,810	$1,092,210

Audit fees included fees associated with the annual audit, the reviews of quarterly reports on Form 10-Q, statutory audits required internationally and the audit of management’s assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002. Audit-related fees principally included fees in connection with pension plan audits and accounting consultations. Tax fees included fees in connection with tax compliance and tax planning services.

Pre-approval policy

The Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by our independent auditor prior to the commencement of the specified services.

One hundred percent of the services described in “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” were pre-approved by the Audit Committee in accordance with the Audit Committee’s formal policy on auditor independence.

TRANSACTIONS WITH RELATED PERSONS

In accordance with our Audit Committee Charter, our Audit Committee is responsible for reviewing and approving the terms and conditions of all related-party transactions. In some cases, however, the Audit Committee will defer the approval of a related-party transaction to the disinterested members of the full Board.

Neither the Audit Committee nor the Board has written policies or procedures with respect to the review, approval or ratification of related-party transactions. Instead, the Audit Committee, or the Board, as applicable, reviews each proposed transaction on a case-by-case basis taking into account all relevant factors, including whether the terms and conditions are at least as favorable to us as if negotiated on an arm’s-length basis with unrelated third parties. The following related-party transactions have been approved either by our Board or our Audit Committee.

During 2009, we chartered, on an hourly basis, an airplane from a third-party private aircraft charter company. One of the aircraft available for use by us is an aircraft owned jointly by this charter company and a company owned by Mr. Edward Crawford. For 2009, we paid $191,395 for the use of that aircraft. Through companies owned by Mr. Edward Crawford, we lease a 125,000 square foot facility in Huntington, Indiana, at a monthly rent of $13,500 and a 60,450 square foot building we use as our corporate headquarters in Mayfield Heights, Ohio, at a monthly rent of $65,437.

Through companies owned by Mr. Matthew Crawford, we lease two buildings in Conneaut, Ohio: a 91,300 square foot facility, at a monthly rent of $35,740 and an additional 70,000 square foot attached facility, at a monthly rent of $10,500; a 150,000 square foot facility in Cleveland, Ohio, at a monthly rent of $28,652; and a 125,000 square foot facility in Canton, at a monthly rent of $51,500.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

2011 Proposals.  Any shareholder who intends to present a proposal to include in the proxy materials for the 2011 annual meeting of shareholders must comply with Rule 14a-8 of the Securities Exchange Act. To have the proposal included in our proxy statement and form of proxy for that meeting, the shareholder must deliver the proposal in writing by December 24, 2010 to the Secretary of the Company, at 6065 Parkland Boulevard, Cleveland, Ohio 44124.

Advance Notice Procedures.  Under our Regulations, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has delivered written notice to our Secretary not less than sixty days nor more than ninety days before the meeting. If there was less than seventy-five days notice or prior public disclosure of the date of the meeting given or made to the shareholders, then in order for the written notice by the shareholder to be timely, it must be received no later than the close of business on the fifteenth day after the earlier of the day on which such notice of the date of the meeting was mailed or such public disclosure was made. Accordingly, if a shareholder intends to present a proposal at the 2011 annual meeting of shareholders outside the processes of Rule 14a-8 of the Securities Exchange Act, the shareholder must provide written notice pursuant to the procedures contained in our Regulations that are outlined above. Our proxy statement relating to the 2011 annual meeting of shareholders will give discretionary authority to those individuals named in the accompanying proxy to vote with respect to all non-Rule 14a-8 proposals not included in the proxy statement relating to the 2011 annual meeting if the proposals are properly presented at the 2011 annual meeting.

ANNUAL REPORT

Our Annual Report for the year ended December 31, 2009 is being mailed to each shareholder of record with this Proxy Statement. Additional copies may be obtained from the undersigned.

OTHER MATTERS

Set forth below are directions to The Cleveland Marriott East:

  Directions to the Marriott Cleveland East, 26300 Harvard Road, Warrensville Heights, Ohio 44122:

From South:

•	Take I-71N to Exit 220: I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From East:

•	Take I-80W to Exit 187: I-480

•	Continue on I-480(NW) to I-271N

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From North (Downtown Cleveland):

•	Take I-77S to Exit 156: I-480E

•	Follow I-480E toward Erie, PA/Warren to US-422

•	Take Exit to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

From West:

•	Take I-80E to Exit 151: I-480E

•	Follow I-480E to I-271N/US-422W

•	Continue on I-271N to Exit 28B: Harvard Road

•	Turn Left

•	Go to second stop light (Richmond Road) and make a left

•	Marriott is on left

PARK-OHIO HOLDINGS CORP.

ROBERT D. VILSACK
  Secretary

April 23, 2010

Park-Ohio Holdings Corp.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

 A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed below in Proposal 1 and FOR Proposal 2.

1.	ELECTION OF DIRECTORS:	For	Withhold		For	Withhold		For	Withhold	+

	01 - Patrick V. Auletta	☐	☐	02 - Edward F. Crawford	☐	☐	03 - James W. Wert	☐	☐

		For	Against	Abstain

2.	RATIFICATION OF APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2010.	☐	☐	☐	3.	THE PROXIES ARE AUTHORIZED, IN THEIR DISCRETION, TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF.

 B  Non-Voting Items
Change of Address — Please print new address below.

 C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
⁄ ⁄

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.r▼

Proxy — Park-Ohio Holdings Corp.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
Kevin R. Greene and Ronna Romney, or either of them, are hereby authorized, with full power of substitution, to represent and vote the common stock of the signed shareholder(s) at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 27, 2010, and any and all adjournments, postponements, or continuations thereof.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card. The Board of Directors recommends a vote FOR all nominees listed on the reverse in proposal 1 and FOR proposal 2.

If this Proxy is properly executed and returned, shares represented hereby will be voted in the manner specified by the shareholder. If no specification is made, shares will be voted FOR the election of the persons nominated as directors pursuant to the Proxy Statement and FOR proposal 2.
IMPORTANT NOTICE TO PARTICIPANTS IN THE INDIVIDUAL ACCOUNT RETIREMENT PLAN OF PARK-OHIO INDUSTRIES, INC. AND ITS SUBSIDIARIES
To The Charles Schwab Trust Company, Trustee of the Individual Account Retirement Plan of Park-Ohio Industries, Inc. and its Subsidiaries (the “Plan”): The signed shareholder, a participant in the Plan, hereby directs the Trustee to vote in person or by proxy (a) all shares of Park-Ohio Holdings Corp. common stock credited to the signed shareholder’s account under the Plan on the record date (“allocated shares”); and (b) the proportional number of shares of common stock of Park-Ohio Holdings Corp. allocated to the accounts of other participants in the Plan, but for which the Trustee does not receive valid voting instructions (“non-directed shares”) and as to which the signed shareholder is entitled to direct the voting in accordance with the Plan provisions at the annual meeting of shareholders of Park-Ohio Holdings Corp. to be held at The Cleveland Marriott East, 26300 Harvard Road, Warrensville Heights, Ohio 44122, on May 27, 2010, and any and all adjournments, postponements, or continuations thereof. Under the Plan, shares allocated to the accounts of participants for which the Trustee does not receive timely directions in the form of a signed proxy card are voted by the Trustee as directed by the participants who timely tender a signed proxy card. By completing this proxy card and returning it to the Trustee, you are authorizing the Trustee to vote allocated shares and a proportionate amount of the non-directed shares held in the Plan. The number of non-directed shares for which you may instruct the Trustee to vote will depend on how many other participants exercise their right to direct the voting of their allocated shares. Any participant wishing to vote the non-directed shares differently from the allocated shares may do so by requesting a separate proxy card form from the Trustee at 800-724-7526.
(Continued and to be signed on reverse)